CALVERT FUNDS

SARBANES-OXLEY CODE OF ETHICS

(Code of Ethics for Principal Executive and Principal Financial Officers)

I.    Purpose of the Code/Covered Officers

This code of ethics (this “Code”) for the Calvert Funds (each a “Fund” and collectively, the “Funds”) applies to the Funds’ Principal Executive Officer and Principal Financial Officer (the “Covered Officers” each of whom is set forth in Exhibit A) for the purpose of promoting:

1. honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
2. full, fair, accurate, timely and understandable disclosure in reports and documents that the Funds file with, or submit to, the U.S Securities and Exchange Commission (“SEC”) and in other public communications made by the Funds;
3. compliance with applicable governmental laws, rules and regulations;
4. the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and
5. accountability for adherence to this Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.    Covered Officers Should Ethically Handle Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interests interfere with the interests of, or the Covered Officer’s service to, the Funds. For example, a conflict of interest would arise if a Covered Officer, or a member of the Covered Officer’s family, receives improper personal benefits as a result of the Covered Officer’s position with the Funds.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Funds and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as “affiliated persons” of the Funds. This Code does not, and is not intended to, repeat or replace any compliance programs and procedures of the Funds or the investment adviser designed to prevent, or identify and correct, violations of the Investment Company Act and the Investment Advisers Act.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Funds and the investment adviser or the administrator of which a Covered Officer is also an officer or employee. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties, whether formally for the Funds and/or for the investment adviser or the administrator, be involved in establishing policies and implementing decisions that will have different effects on the investment adviser or the administrator and the Funds.

The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and the investment adviser or the administrator and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds’ Boards of Directors/Trustees (the “Board” or “Boards”) that the Covered Officers may also be officers or employees of one or more investment companies covered by other codes.

Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under this Code, but Covered Officers should keep in mind that the list is not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Funds.

Each Covered Officer must:

1. not use personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds;
2. not cause the Funds to take action, or fail to take action, for the individual personal benefit of the
Covered Officer rather than the benefit of the Funds;
3. not use material non-public knowledge of portfolio transactions made or contemplated for the
Funds to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; and
4. report at least annually any affiliations or other relationships related to conflicts of interest that the Funds’ Directors/Trustees and Officers Questionnaire covers.

There are some conflict of interest situations that should always be discussed with the compliance officer of the Funds appointed by the Board (the “Fund Chief Compliance Officer”), if material. The following list provides examples of material conflict of interest situations that should always be discussed with the Fund Chief Compliance Officer, but Covered Officers should keep in mind that the list is not exhaustive.

1. service as a director on the board of any public company;
2. the receipt of any non-nominal gifts;
3. the receipt of any entertainment from any company with which the investment adviser has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any questions of impropriety;
4. any ownership interest in, or any consulting or employment relationship with, any of the Funds’
service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof; and
5. a direct or indirect financial interest in commissions, transaction charges or spreads paid by the
Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.    Disclosure and Compliance

1. Each Covered Officer should familiarize himself/herself with the disclosure requirements generally applicable to the Funds.
2. Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Funds’ directors/trustees and auditors, and to governmental regulators and self-regulatory organizations.
3. Each Covered Officer should, to the extent appropriate within the Covered Officer’s area of responsibility, consult with other officers and employees of the Funds and of the investment adviser or the administrator with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds.
4. It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable governmental laws, rules and regulations.

IV.    Reporting and Accountability

Each Covered Officer must:

1. upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board , in substantially the form set forth on Exhibit B, that the Covered Officer has received, read, and understands this Code;
2. annually thereafter affirm to the Board, in substantially the form set forth on Exhibit C, that the
Covered Officer has complied with the requirements of this Code;
3. not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations of applicable governmental laws, rules and regulations that are made in good faith; and
4. notify the Fund Chief Compliance Officer promptly if the Covered Officer knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Fund Chief Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret the provisions of this Code in any particular situation. However, any approvals or waivers sought by a Covered Officer will be considered by the applicable Audit Committee, which will make recommendations to the respective Board.

The Funds will follow these procedures in investigating and enforcing this Code:

1. the Fund Chief Compliance Officer will take all appropriate action to investigate any potential violations reported to the Fund Chief Compliance Officer;
2. the Fund Chief Compliance Officer will review with outside legal counsel to the Funds the findings and conclusions of such investigation;
3. if, after such investigation and review, the Fund Chief Compliance Officer believes that no violation has occurred, the Fund Chief Compliance Officer is not required to take any further action;
4. any matter that the Fund Chief Compliance Officer believes is a violation will be reported to the applicable Audit Committee;
5. if the Audit Committee concurs that a violation has occurred, it will inform and make a recommendation to the respective Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures (including changes to this Code); notification of the violation to appropriate personnel of the investment adviser or the administrator or its board; or a recommendation to take disciplinary action against the Covered Officer, which may include, without limitation, dismissal;
6. the applicable Board will be responsible for granting waivers, as it deems appropriate; and
7. any changes to or waivers of this Code will, to the extent required, be disclosed as provided by
SEC rules.

V.    Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds’ adviser, principal underwriter, the administrator or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds’ and its investment adviser’s and principal underwriter’s codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.    Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of each Board, including a majority of independent directors/trustees.

VII.    Confidentiality

To the extent possible, all records, reports and other information prepared, maintained or acquired pursuant to this Code will be treated as confidential, it being understood that it may be necessary or advisable, that certain matters be disclosed to third parties (e.g., to the board of directors or officers of the investment adviser or the administrator).

VIII.    Internal Use

This Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of the Funds, as to any fact, circumstance, or legal conclusion.

Responsible Party/Compliance Process: Fund Chief Compliance Officer

Approved: August 2002
Revised: November 17, 2005, August 4, 2011, September 10, 2014, and [June 7-8, 2016]

EXHIBIT A

John H. Streur
Vicki L. Benjamin

SARBANES-OXLEY CODE OF ETHICS ACKNOWLEDGMENT FORM

I have received, read and understand the Code of Ethics for Principal Executive and Principal Accounting Officers for the Calvert Group of Funds.  I have complied with the requirements of the Code.

By:     /s/ John H. Streur
John H. Streur
Principal Executive Officer

Date:     November 23, 2016

By:     /s/ Vicki L. Benjamin
Vicki L. Benjamin
Principal Accounting Officer

Date:     November 23, 2016